Exhibit 99.1
FOR IMMEDIATE RELEASE
Rick Abshire (713) 881-3609

ADAMS RESOURCES ANNOUNCES THIRD QUARTER 2011
RESULTS AND INCREASES ANNUAL DIVIDEND

Houston (November 10, 2011) -- Adams Resources & Energy, Inc., (NYSE Amex-AE), announced today unaudited third quarter 2011 net earnings of $9,026,000 or $2.14 per common share.  Revenues for the quarter totaled $801,690,000.  Current results compare to unaudited third quarter 2010 net earnings of $2,762,000 or $.66 per common share. For the nine months ended September 30, 2011 unaudited net earnings were $18,198,000 or $4.31 per share on revenues totaling $2,323,088,000. Net cash provided by operating activities was $57,442,000 for the nine-month period ended September 30, 2011.

Chairman K. S. “Bud” Adams, Jr. attributed the third quarter 2011 earnings increase to widened unit gross margins within the Company’s crude oil gathering and distribution business.  Such improvements result from the Company’s physical asset infrastructure and the related ability to capitalize on the current relative over supply of crude oil in the South Texas region.  Mr. Adams added that over the course of the mid-term time horizon (12 months from current date) crude oil marketing margins are expected to return to historical levels due to competitive pressures and ongoing physical asset development in the area.

A summary of operating results is as follows:

	Third Quarter
	2011	2010

Operating Earnings (Loss)
Marketing	$15,687,000	$4,646,000
Transportation	2,078,000	2,108,000
Oil and gas	(1,462,000)	(476,000)
Administrative expenses	(2,727,000)	(2,257,000)
	13,576,000	4,021,000
Interest income, net	142,000	79,000
Income tax (provision)	(4,692,000)	(1,338,000)

Net earnings	$9,026,000	$2,762,000

Adams Resources & Energy, Inc. also announced its Board of Directors has declared an annual cash dividend in the amount of $.57 per common share, payable on December 15, 2011 to shareholders of record as of December 1, 2011.  The 2011 cash dividend represents a six percent increase over the prior year amount.
……………………………………………….
The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility, (q) demand for chemical based trucking operations, (r) successful completion of drilling activity, (s) financial soundness of customers and suppliers and (t) adverse world economic conditions.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenues	$2,323,088	$1,583,381	$801,690	$502,455

Costs, expenses and other	(2,295,004)	(1,574,051)	(787,972)	(498,355)
Income tax (provision)	(9,886)	(3,089)	(4,692)	(1,338)

Net earnings	$18,198	$6,241	$9,026	$2,762

Earnings per share
Basic and diluted net earnings
per common share	$4.31	$1.48	$2.14	$.66

Dividends per common share	$-	$-	$-	$-

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	September 30,	December 31,
	2011	2010

ASSETS
Cash	$49,560	$29,032
Other current assets	226,041	217,944
Total current assets	275,601	246,976

Net property & equipment	74,783	47,589
Other assets	3,203	6,740
	$353,587	$301,305

LIABILITIES AND EQUITY
Total current liabilities	$231,114	$206,998
Deferred taxes and other	14,120	4,152
Shareholders’ equity	108,353	90,155
	$353,587	$301,305